Exhibit 99.2

FOR IMMEDIATE RELEASE
ATTENTION: BUSINESS/FINANCIAL EDITORS
MEDIA CONTACT:
KRISTYNA MUNOZ
(312) 917-8343
KRISTYNA.MUNOZ@NUVEEN.COM

Nuveen Diversified Commodity Fund Announces Informational Webinar

CHICAGO, May 29, 2012 – The Nuveen Diversified Commodity Fund (NYSE MKT:CFD) today announced that an update webinar and conference call will be held on Tuesday, June 5, 2012 at 1:00 pm CDT. The call will feature Jon Spencer, President of Gresham Investment Management LLC, and will include an overview of the commodities market, fund update, and Gresham’s outlook for the commodities market. Interested participants are invited to submit questions in advance by clicking here.

Call Information
Date	June 5, 2012
Time	1:00 pm CDT
Webinar link	Webinar Link
Meeting Number	599 516 971
Conference Call #	866 381 6294
Conference Call ID	82458523

Current information for CFD can be found at www.nuveen.com/CommodityInvestments. The fund is managed by Nuveen Commodities Asset Management, LLC (NCAM), and the fund’s commodity portfolio is sub-advised by Gresham. Both NCAM and Gresham are affiliates of Nuveen Investments, Inc.

An investment in the Fund’s shares is subject to investment risk, including the possible loss of the entire amount invested. Investments in commodity futures contracts and options on commodity futures contracts have a high degree of price variability and are subject to rapid and substantial price changes. The Fund could incur significant losses on its commodity investments. The Fund is not a mutual fund, a closed-end fund or any other type of “investment company” within the meaning of the Investment Company Act of 1940 (the “1940 Act”), and therefore is not subject to regulation thereunder nor afforded the protections of the 1940 Act. For more information about the Fund, including a more complete description of risks, please see the Fund’s webpage at: www.nuveen.com/commodityinvestments.

This is not a solicitation to buy or sell Fund shares. The Fund does not presently offer any new shares for sale; existing shares trade on the NYSE MKT.

Nuveen Investments provides high-quality investment services designed to help secure the long-term goals of institutional and individual investors as well as the consultants and financial advisors who serve them. Nuveen Investments markets a wide range of specialized investment solutions which provide investors access to capabilities of its high-quality boutique investment affiliates – Nuveen Asset Management, Symphony Asset Management, NWQ Investment Management Company, Santa Barbara Asset Management, Tradewinds Global Investors, Winslow Capital Management, and Gresham Investment Management. In total, Nuveen Investments managed approximately $227 billion as of March 31, 2012. For more information, please visit the Nuveen Investments website at www.nuveen.com.

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